UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2018

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

InnSuites Hotels Centre, 1730 E. Northern Avenue, Suite 122
Phoenix, AZ	85020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Enter Into a Material Definitive Agreement

Effective July 31, 2018, Yuma Hospitality Properties LLLP (“Yuma”), a subsidiary of InnSuites Hospitality Trust (the “Trust”), entered into a Purchase and Sale Agreement (the “PSA”) to sell its InnSuites Yuma Hotel and Suites Best Western property together with certain furniture, fixtures, equipment, operating supplies and other ancillary items pertaining to the daily operations. The buyer is Palm Springs Inn, LLC or Assignee (“Buyer”) an unrelated third party for $16.250 million with an estimated close of 60 to 90 days, or such other date as may be mutually agreed upon by both the Trust and the Buyer, subject to IHT Board of Trustees approval, Yuma Hospitality Properties LLLP partners approval, and the Buyer’s property/financial review.

The PSA requires the buyer to make a $200,000 earnest money deposit into escrow within 3 days of the effective date of the PSA, with $25,000 to be nonrefundable after 30 days with the remainder to be nonrefundable after 45 days of opening escrow. The buyer shall have 45 days from the effective date to inspect and complete all physical and financial due diligence related to its acquisition of the property.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the PSA, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase and Sale Agreement, effective July 31, 2018, executed by Palm Springs Inn, LLC or Assignee, as Buyer, and Yuma Hospitality Properties, LLLP as Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:	/s/ James F. Wirth
James F. Wirth
Chief Executive Officer

Date: August 1, 2018

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement, effective July 31, 2018, executed by Palm Springs Inn, LLC or Assignee, as Buyer, and Yuma Hospitality Properties, LLLP as Seller.